EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 1165(e) Retirement Plan Committee

The Oriental Bank and Trust CODA Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 dated January 24, 2003 (File No. 333-102696) of OFG Bancorp, formerly known as Oriental Financial Group Inc., of our report dated June 28, 2013, with respect to the statements of net assets available for benefits of The Oriental Bank and Trust CODA Profit Sharing Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012 and the supplemental schedule, which report appears in the December 31, 2012 annual report on Form 11-K of OFG Bancorp.

Our report dated June 28, 2013 contains an explanatory paragraph that states that the supplementary information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) does not disclose historical cost of nonparticipant-directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ KPMG LLP

June 28, 2013

San Juan, Puerto Rico

Certified Public Accountants